Exhibit (h)(9)

WEDBUSH SECURITIES INC.

FULLY PAID SECURITIES LENDING AGREEMENT

This fully paid securities lending agreement (the “Agreement”) is entered into on September 6, 2018, by and between you, and Wedbush Securities Inc. (“Wedbush”).

WHEREAS Wedbush is a broker-dealer with the SEC and maintains and operates a fully paid securities lending program;

WHEREAS Wedbush, allows certain clients, including you, the ability to loan out fully paid securities to Wedbush or through Wedbush to other market participants;

WHEREAS you have a securities customer account at Wedbush and wish to loan certain fully paid securities in your account to Wedbush or through Wedbush to other market participants through Wedbush’s fully paid securities lending program;

WHEREAS Wedbush will not lend out any of your fully paid securities without your consent, acknowledged by your signature on this Agreement.

NOW, THEREFORE, for due and sufficient consideration received, the parties hereto agree to the following:

Loans of Securities: Wedbush, from time to time, in its sole discretion, borrow securities from you. Wedbush will determine the issuer of the securities to be lent by you and the amount of securities to be lent. Any securities loaned out will be confirmed by a schedule and receipt, provided to you by Wedbush, listing the type and amount of securities loaned. Wedbush will also provide you with a monthly statement describing the securities loaned, securities returned, and the collateral related to the loan, as applicable, during the month. Your positions that are lent will be journaled to a dedicated account, maintained at Wedbush, with your same ownership title and be noted as “Fully Paid Lending” on the account title.

Collateral: You will receive an amount of cash, in U.S. dollars, at least equal to the market value of the loaned securities, as determined in accordance with market practice, as your collateral for any securities you loan to Wedbush (the “Collateral”). Wedbush hereby pledges with, assigns to, and grants you a continuing first priority security interest in, and a lien upon, the Collateral, which shall attach upon the transfer of the loaned securities to Wedbush and shall cease upon the transfer of the loaned securities by Wedbush back to you. In addition to the rights and remedies afforded pursuant to this Agreement, you shall have the rights and remedies of a secured party under the Uniform Commercial Code then in effect in the State of California.

The Collateral will be transferred to your account no later than the close of business on the business day chosen by Wedbush to commence the loan. If your loaned securities are transferred to Wedbush and Wedbush does not transfer the Collateral to you, you have the absolute right to the return of the loaned securities. The amount of Collateral will be monitored daily and adjusted up or down depending on the market value of the loaned out securities, as determined in accordance with market practice (“daily mark to market”). In the event that, upon the daily mark to market, the value of the Collateral for any loan is less than the market value of the loaned securities, Wedbush will transfer to your account, no later than close of business on the next business day, additional Collateral so that the value of the additional Collateral, when added to the value of the other Collateral for such loan, equals the market value of the loaned securities. In the event that, upon the daily mark to market, the value of the Collateral for any loan is greater than the market value of the loaned securities, Wedbush will transfer from your account, no later than close of business on the next business day, such amount of the Collateral so that the value of the Collateral for such loan, after the deduction of such amounts, does not exceed the market value of the loaned securities. Collateral will not receive interest as the credit balance is not awaiting reinvestment and is solely collateral for the loaned out shares. If Wedbush Defaults (as defined herein) and the market value of the loaned securities increase in value on the day Wedbush Defaults, the Collateral provided by Wedbush may be insufficient to fully collateralize the loaned securities.

You agree that you will not remove the Collateral from your account, nor use it for any other purpose, including the purchase of other shares or investments, except in the case that Wedbush fails to return your loaned out shares upon termination of the loan.

Termination of Loan: You or Wedbush may terminate a loan at any time by giving notice to the other party prior to the close of business on a business day. The loan will terminate immediately if you remove the Collateral from your account during the term of the loan, except in the case where Wedbush is in Default. In addition to the foregoing, Wedbush may terminate a loan on any business day by transferring the loaned securities back to your account. You understand that, upon the loan being terminated and the shares being returned to your account, the corresponding Collateral will be removed from your account.

Use of Loaned Securities: Wedbush represents and warrants that it or the person to whom it relends the loaned securities is borrowing or will borrow the loaned securities (other than a “non-equity security” as defined in Regulation T) for any purpose as permitted under Regulation T, including to complete delivery obligations, cover short sales, satisfy customer possession and control requirements, or to further on-lend the securities to other broker-dealers (who must also meet the Regulation T permitted purpose requirement). Securities loaned out are typically used by Wedbush to facilitate short sales by Wedbush and others. Participating in this program of lending securities may aid short sellers and cause adverse price movement, thus negatively affecting the value of your stock. The securities loaned may be, or may become, “hard to borrow” due to short-selling. As you continue to own these loaned out shares, you still have all the market risk associated with price and liquidity changes of the security. You are under no obligation to enter into a securities loan with Wedbush and may elect not to allow your loaned securities to be used in connection with short sales or any other permitted purpose by (a) not agreeing to lend any specific securities under the Agreement that you do not want to be used in connection with short sales, (b) recalling any loaned securities that you do not want to be used in connection with short sales, or (c) terminating the Agreement in accordance with its terms, subject only to the recall of any outstanding loaned securities and the fulfillment of any remaining obligations. You may sell your loaned shares at any time you choose, including prior to recalling the shares and/or prior to the delivery of the shares from Wedbush back into your account.

Note, however, that if you entered into a securities loan designated as a “Term Loan” (i.e., with a scheduled termination date) and exercised your right to recall or sell the loaned securities before the scheduled termination date, the terms and conditions of such Term Loan, as set forth in the Agreement or other written communication to you, may impose on you additional costs or obligations.

Loan Fees: Loan fees shall include and accrue from the date on which the loaned securities are transferred from your account to Wedbush to, but excluding, the date on which the loaned securities are returned to you. Factors that may influence the amount of the loan fees include:

a.	Supply and Demand. The key factor in determining the amount of the loan fee to be paid to you in connection with your securities lending transactions is the availability of the securities for lending in the marketplace relative to the demand to borrow such securities. You generally have an opportunity to earn more compensation when the loaned securities become limited in supply relative to demand (i.e., become “hard to borrow” securities).

b.	Interest Rate Flexibility. The loan fee you earn may be based either (i) in part on an interest rate index (such as the Federal Funds Rate or LIBOR) which may vary over time, in which case your compensation may change without prior notice, or (ii) on a fixed rate, unless you agree to an alternative compensation structure with Wedbush.

c.	Perceived Stability. Wedbush may place a higher value on securities loans that it believes will be less likely to be recalled prior to the completion of the investment strategy being utilized by it or its underlying clients.

d.	Size of Securities Loan. You may be paid more compensation if the securities loans are with respect to a desired quantity of loaned securities.

e.	Supply Concentration. You may be paid more compensation if Wedbush is seeking to reduce its potential exposure to recall risk by diversifying the sources of its securities lending supply.

Loan rates are subject to change daily and may fluctuate significantly from day to day. Wedbush reserves the right to change loan rates at any time.

Wedbush will attempt to maximize the fee income on the loaned out shares but there is no assurance that Wedbush will obtain the best rate for your shares.

Fee income earned on loaned out securities will be paid to you monthly in your account on or ahbout the 15th business day of the following month.

You can obtain loan rate information upon request from Wedbush.

Wedbush Compensation:

Wedbush and its associated persons will receive compensation in connection with the use of your loaned securities, including in connection with lending your loaned securities to other parties for use in connection with settling short sales, or for facilitating settlement of short sales by Wedbush, its affiliates and/or its customers.

The key factor in determining the amount of compensation Wedbush and its associated persons will receive from using your loaned securities is the availability of the securities for lending in the marketplace relative to the demand to borrow such securities. Wedbush has an opportunity to earn more compensation when the securities become limited in supply relative to demand (i.e., become “hard to borrow” securities).

Rights in Respect of Loaned Securities: Wedbush, as the borrower of the securities, has all of the incidents of ownership of the loaned securities, including the right to vote or transfer the loaned securities, to provide any consent, or to take any similar action with respect to the loaned out securities during the term of the loan; and therefore, you will lose such rights with respect to the loaned securities during the term of the loan.

Wedbush will attempt to loan out as many shares as possible but there are no assurances that any or all shares will be loaned on a particular day. Further, Wedbush is not required to borrow your securities and may borrow equivalent securities from other parties at its sole discretion.

Distributions: You will be entitled to receive all distributions made on or in respect of the loaned securities to the full extent you would be so entitled if you had not lent the loaned securities to Wedbush. Cash distributions will be paid by the transfer of cash to your account on the date such cash distribution is paid, so long as you are not in default at the time of such payment. Non-cash distributions shall be added to the loaned securities on the date of distribution and shall be transferred to your account with the rest of the loaned securities upon termination of the loan. Note that there are potential adverse tax consequences as dividends are paid or other distributions are made to you by Wedbush while your shares are loaned out. You will receive cash payments in lieu of dividends which may be taxed as ordinary income and not receive qualified dividend tax treatment.

Certain unique distributions may not be capable of being exactly replicated as a manufactured payment by Wedbush.

a.	If you are a U.S. taxpayer, cash payments in lieu of dividends will not be afforded the same treatment as qualified dividends for tax purposes and are likely to be taxed at a higher tax rate instead of the preferential qualified dividend rate.

b.	Wedbush may be required to withhold tax on payments in lieu of dividends and loan fees to you, unless an exception applies.

c.	You should consult a tax advisor regarding the tax implications of entering into a securities loan with Wedbush, including but not limited to: treatment of cash-in-lieu payments under U.S. state tax laws and the Internal Revenue Code, as well as any foreign tax regulations, as applicable; under what circumstances a securities loan could be treated as a taxable disposition of the loaned securities; and treatment of interest received on cash collateral.

Corporate Actions: If the issuer of any Loaned Security engages in a recapitalization, merger, consolidation or other corporate action, such that a new or different security is exchanged for the Loaned Security, such new or different security shall, effective upon such exchange, be deemed to become a Loaned Security in substitution for the former Loaned Security.

Events of Default: All loans hereunder may, at the option of the non-defaulting party, be terminated immediately upon the occurrence of any one or more of the following events (individually, a “Default”): (i) if any loaned securities shall not be transferred to you upon termination of the loan; (ii) if Wedbush fails to transfer Collateral as required as a result of its daily mark to market; (iii) if Wedbush fails to transfer to you amounts in respect of distributions required to be transferred, and such failure is not cured by the fourth (4th) business day; (iv) if an Act of Insolvency (as defined herein) occurs with respect to either party; (v) if any representation made by any party in respect of this Agreement or any loan hereunder shall be incorrect or untrue in any material respect during the term of any loan hereunder;

(vi)       if any party notifies the other of its inability to or its intention not to perform its obligations hereunder or otherwise disaffirms, rejects or repudiates any of its obligations hereunder; or (vii) if any party (a) shall fail to perform any material obligation under this Agreement including but not limited to the payment of fees as required by Wedbush, (b) shall have been notified of such failure by the other party prior to the close of business on any day, and (c) shall not have cured such failure by the next business day. The non-defaulting party shall (except upon the occurrence of an Act of Insolvency) give notice as promptly as practicable to the defaulting party of the exercise of its option to terminate all loans hereunder.

“Act of Insolvency” shall mean when any party hereto applies for or consents to, or is the subject of an application for, the appointment of or the taking of possession by a receiver, custodian, trustee, or liquidator of itself or of all or a substantial part of its property;

(1)	admits in writing its inability, or becomes generally unable, to pay its debts as such debts become due;

(2)	makes a general assignment for the benefit of its creditors; or

(3)	files, or has filed against it, a petition under Title 11 of the United States Code, or has filed against it an application for a protective decree under Section 5 of the Securities Investor Protection Act of 1970 (“SIPA”), unless the right to liquidate such transaction is stayed, avoided, or otherwise limited by an order authorized under the provisions of SIPA or any statute administered by the SEC.

Remedies: Upon the occurrence of a Default entitling you to terminate all loans hereunder (provided that Wedbush does not return the loaned securities), you shall have the right, in addition to any other remedies provided herein, (a) to purchase a like amount of loaned securities (“Replacement Securities”) in the principal market for such loaned securities in a commercially reasonable manner, (b) to sell any Collateral in the principal market for such Collateral in a commercially reasonable manner and (c) to apply and set-off the Collateral and any proceeds thereof (including any amounts drawn under a letter of credit supporting any loan) against the payment of the purchase price for such Replacement Securities and any amounts due to you under this Agreement. In the event that you shall exercise such rights, Wedbush’s obligation to return a like amount of the loaned securities shall terminate. You may similarly apply the Collateral and any proceeds thereof to any other obligation of Wedbush under this Agreement, including Wedbush’s obligations with respect to distributions paid to Wedbush (and not forwarded to you) in respect of loaned securities. In the event that the purchase price of Replacement Securities (plus all other amounts, if any, due to you hereunder) exceeds the amount of the Collateral, Wedbush shall be liable to you for the amount of such excess together with interest thereon at a rate equal to LIBOR in the case of purchases of foreign securities, or the Federal Funds Rate in the case of purchases of any other securities (or other amounts, if any, due to you hereunder), in each case as such rate fluctuates from day to day, from the date of such purchase until the date of payment of such excess. As security for Wedbush’s obligation to pay such excess, you shall have, and Wedbush hereby grants, a security interest in any property of Wedbush then held by or for you and a right of set-off with respect to such property and any other amount payable by you to Wedbush. The purchase price of Replacement Securities purchased shall include, and the proceeds of any sale of Collateral shall be determined after deduction of, broker’s fees and commissions and all other reasonable costs, fees and expenses, including reasonable attorney’s fees incurred by the you for legal action arising out of default on the loans related to such purchase or sale (as the case may be). In the event you exercise your rights under this paragraph, you may elect in your sole discretion, in lieu of purchasing all or a portion of the Replacement Securities or selling all or a portion of the Collateral, to be deemed to have made, respectively, such purchase of Replacement Securities or sale of Collateral for an amount equal to the price therefore on the date of such exercise obtained from a generally recognized source or the last bid quotation from such a source at the most recent close of business. Upon the satisfaction of all obligations hereunder, any remaining Collateral shall be returned to Wedbush.

Upon the occurrence of a Default entitling Wedbush to terminate all loans hereunder, Wedbush shall have the right, in addition to any other remedies provided herein, (a) to purchase a like amount of Collateral (“Replacement Collateral”) in the principal market for such Collateral in a commercially reasonable manner, (b) to sell a like amount of the loaned securities in the principal market for such loaned securities in a commercially reasonable manner and (c) to apply and set-off the loaned securities and any proceeds thereof against (i) the payment of the purchase price for such Replacement Collateral, (ii) your obligation to return any cash or other Collateral, and (iii) any amounts due to Wedbush. In such event, Wedbush may treat the loaned securities as its own and your obligation to return a like amount of the Collateral shall terminate; provided, however, that you shall immediately return any letters of credit supporting any loan upon the exercise or deemed exercise by Wedbush of its termination rights. Wedbush may similarly apply the loaned securities and any proceeds thereof to any other of your obligations under this Agreement. In the event that the sales price received from such loaned securities is less than the purchase price of Replacement Collateral (plus the amount of any cash or other Collateral not replaced by Wedbush and all other amounts, if any, due to Wedbush hereunder), you shall be liable to Wedbush for the amount of any such deficiency, together with interest on such amounts at a rate equal to LIBOR in the case of Collateral consisting of foreign securities, or the Federal Funds Rate in the case of Collateral consisting of any other securities (or other amounts due, if any, to Wedbush hereunder), in each case as such rate fluctuates from day to day, from the date of such sale until the date of payment of such deficiency. As security for your obligation to pay such deficiency, Wedbush shall have, and you hereby grant, a security interest in any of your property then held by or for Wedbush and a right of setoff with respect to such property and any other amount payable by Wedbush to you. The purchase price of any Replacement Collateral purchased shall include, and the proceeds of any sale of loaned securities shall be determined after deduction of, broker’s fees and commissions and all other reasonable costs, fees and expenses related to such purchase or sale (as the case may be). In the event Wedbush exercises its rights under this paragraph, Wedbush may elect in its sole discretion, in lieu of purchasing all or a portion of the Replacement Collateral or selling all or a portion of the loaned securities, to be deemed to have made, respectively, such purchase of Replacement Collateral or sale of loaned securities for an amount equal to the price therefore on the date of such exercise obtained from a generally recognized source or the last bid quotation from such a source at the most recent close of business. Upon the satisfaction of all of your obligations hereunder, any remaining loaned securities (or remaining cash proceeds thereof) shall be returned to you.

In addition to its rights hereunder, the non-defaulting party shall have any rights otherwise available to it under any other agreement or applicable law.

Transfer Taxes: All transfer taxes with respect to the transfer of the loaned securities from you to Wedbush and from Wedbush to you upon termination of the loan and with respect to the transfer of Collateral from Wedbush to you and from you to Wedbush upon termination of the loan shall be paid by Wedbush.

Transfers: All transfers by either Wedbush or you of loaned securities or Collateral consisting of “financial assets” (within the meaning of the UCC) hereunder shall be effected by Wedbush crediting such financial assets to (a) Wedbush’s “securities account” (within the meaning of the UCC).

Contractual Currency: Wedbush and you agree that (a) any payment in respect of a distribution under this Agreement shall be made in the currency in which the underlying distribution of cash was made, (b) any return of cash shall be made in the currency in which the underlying transfer of cash was made, and (c) any other payment of cash in connection with a loan under this Agreement shall be in the currency agreed upon by Wedbush and you in connection with such loan (the currency established under clause (a), (b) or (c) hereinafter referred to as the “Contractual Currency”). Notwithstanding the foregoing, the payee of any such payment may, at its option, accept tender thereof in any other currency; provided, however, that, to the extent permitted by applicable law, the obligation of the payor to make such payment will be discharged only to the extent of the amount of Contractual Currency that such payee may, consistent with normal banking procedures, purchase with such other currency (after deduction of any premium and costs of exchange) on the banking day next succeeding its receipt of such currency.

If for any reason the amount in the Contractual Currency received, including amounts received after conversion of any recovery under any judgment or order expressed in a currency other than the Contractual Currency, falls short of the amount in the Contractual Currency due in respect of this Agreement, the party required to make the payment will (unless a Default has occurred and such party is the non-defaulting party) as a separate and independent obligation and to the extent permitted by applicable law, immediately pay such additional amount in the Contractual Currency as may be necessary to compensate for the shortfall.

If for any reason the amount in the Contractual Currency received exceeds the amount in the Contractual Currency due in respect of this Agreement, then the party receiving the payment will (unless a Default has occurred and such party is the non-defaulting party) refund promptly the amount of such excess.

Representations: The parties to this Agreement hereby make the following representations and warranties, which shall continue during the term of any loan hereunder: (i) each party hereto represents and warrants that (a) it has the power to execute and deliver this Agreement, to enter into the loans contemplated hereby and to perform its obligations hereunder, (b) it has taken all necessary action to authorize such execution, delivery and performance, and (c) this Agreement constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms; (ii) each party hereto represents and warrants that it has not relied on the other for any legal, tax or accounting advice concerning this Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan and any dividends, remuneration or other funds received hereunder; (iii) Wedbush represents and warrants that it has, or will have at the time of transfer of any Collateral, the right to grant a first priority security interest therein subject to the terms and conditions hereof; (iv) you represent and warrant that you have, or will have at the time of transfer of any loaned securities, the right to transfer the loaned securities subject to the terms and conditions hereof; (v) Wedbush represents and warrants that it has performed and documented a suitability analysis of you and has determined that the securities lending activities engaged in pursuant to this Agreement are appropriate for you, the customer.

Single Agreement: Wedbush and you acknowledge that, and have entered into this Agreement in reliance on the fact that, all loans hereunder constitute a single business and contractual relationship and have been entered into in consideration of each other. Accordingly, Wedbush and you hereby agree that payments, deliveries and other transfers made by either of them in respect of any loan shall be deemed to have been made in consideration of payments, deliveries and other transfers in respect of any other loan hereunder, and the obligations to make any such payments, deliveries and other transfers may be applied against each other and netted. In addition, Wedbush and you acknowledge that, and have entered into this Agreement in reliance on the fact that, all loans hereunder have been entered into in consideration of each other. Accordingly, Wedbush and you hereby agree that each shall perform all of its obligations in respect of each loan hereunder, and that a default in the performance of any such obligation by Wedbush or by you (the “Defaulting Party”) in any loan hereunder shall constitute a default by the Defaulting Party under all such loans hereunder, and the non-defaulting party shall be entitled to set-off claims and apply property held by it in respect of any loan hereunder against obligations owing to it in respect of any other loan with the Defaulting Party.

APPLICABLE LAW: THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

Waiver: The failure of a party to this Agreement to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. All waivers in respect of a Default must be in writing.

Survival of Remedies: All remedies hereunder and all obligations with respect to any Loan shall survive the termination of the relevant loan, return of loaned securities or Collateral and termination of this Agreement.

Notices: Any and all notices, statements, demands or other communications hereunder may be given by a party to the other by telephone, mail, facsimile, e-mail, electronic message, telegraph, messenger or otherwise to the individuals and at the facsimile numbers and addresses specified with respect to it in the signature block below, or sent to such party at any other place specified in a notice of change of number or address hereafter received by the other party. Any notice, statement, demand or other communication hereunder will be deemed effective on the day and at the time on which it is received or, if not received, on the day and at the time on which its delivery was in good faith attempted; provided, however, that any notice by a party to the other party by telephone shall be deemed effective only if such notice is followed by written confirmation thereof and at least one of the other means of providing notice that are specifically listed above has previously been attempted in good faith by the notifying party.

DISPUTE RESOLUTION: Any controversy, claim or dispute arising out of or otherwise relating to this Agreement or any breach thereof, including without limitation any dispute concerning the scope of this arbitration clause, shall be settled exclusively by arbitration before the Financial Industry Regulatory Authority (FINRA). The location for an arbitration hearing shall be in Los Angeles, California as FINRA may provide. The decision of the arbitrators shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction, and the parties irrevocably consent to the jurisdiction of the California state courts for this purpose. Each party shall pay its pro rata share of the costs and expenses of such arbitration, and each shall separately pay its own counsel’s fees and expenses.

Miscellaneous: Except as otherwise agreed by the parties, this Agreement supersedes any other agreement between the parties hereto concerning loans of securities between Wedbush and you. This Agreement shall not be assigned by either party without the prior written consent of the other party and any attempted assignment without such consent shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of Wedbush and you, and its and your respective heirs, representatives, successors and assigns. This Agreement may be terminated by either party upon notice to the other, subject only to fulfillment of any obligations then outstanding. This Agreement shall not be modified, except by an instrument in writing signed by the party against whom enforcement is sought. The parties hereto acknowledge and agree that, in connection with this Agreement and each loan hereunder, time is of the essence. Each provision and agreement herein shall be treated as separate and independent from any other provision herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

DISCLOSURE RELATING TO CERTAIN PROTECTIONS: WITHOUT WAIVING ANY RIGHTS GIVEN TO YOU HEREUNDER, IT IS UNDERSTOOD AND AGREED THAT THE PROVISIONS OF SIPA MAY NOT PROTECT YOU WITH RESPECT TO LOANED SECURITIES HEREUNDER AND THAT, THEREFORE, THE COLLATERAL DELIVERED TO YOU MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF WEDBUSH’S OBLIGATIONS IN THE EVENT WEDBUSH FAILS TO RETURN THE LOANED SECURITIES.

WEDBUSH BY SIGNING THIS AGREEMENT YOU ACKNOWLEDGE THAT YOUR SECURITIES MAY BE LOANED TO WEDBUSH OR LOANED OUT TO OTHERS.

Account No. ______________________________

Fully Paid Lending Account No.______________________________

Understood and Agreed:

ETFMG Alternative Harvest ETF, a series of the ETF Managers Trust

/s/ Samuel Masucci, III	9/10/2018
President, ETF Managers Trust	Date

Samuel Masucci, III
30 Maple Street Suite 2
Summit, NJ 07901
908-897-0510

WEDBUSH SECURITIES INC.

/s/ Rob Paset	9/11/18
Signature	Date

Rob Paset
Print Name

SVP
Title

1000 Wilshire Blvd.

7th Floor

Los Angeles, CA 90017